INVESTMENT SUB-ACCOUNTING AGREEMENT

         THIS AGREEMENT is made effective the 1stday of June, 2007, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the commonwealth of Massachusetts ("STATE STREET"), and FIFTH THIRD ASSET MANAGEMENT, INC., an Ohio corporation ("FTAM").

                                   WITNESSETH:

         WHEREAS, FTAM serves as the investment accountant to the Fifth Third Funds, a Massachusetts business trust (the "Trust") pursuant to a Fund Accounting Agreement dated May 18 2007; and

         WHEREAS, FTAM desires to contract with State Street to perform certain investment sub-accounting and recordkeeping functions for the investment securities, other non-cash investment properties, and monies (the "ASSETS") of the Trust's investment portfolio or portfolios (each a "PORTFOLIO", and collectively the "Portfolios") listed on Exhibit A hereto; and

         WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth;

         NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1 APPOINTMENT. FTAM hereby contracts with State Street to perform certain investment sub-accounting and recordkeeping functions relating to portfolio transactions required of a registered investment company under Section 31(a) of the Investment Company Act of 1940, as amended, and the rules and regulations from time to time adopted thereunder (the "1940 ACT") and to calculate the net asset value of the Portfolios in accordance with the provisions of Section 3 hereof.

SECTION 2 REPRESENTATIONS AND WARRANTIES

         SECTION 2.1 FTAM REPRESENTATIONS AND WARRANTIES. FTAM hereby represents, warrants and acknowledges to State Street:

         1) That it is a corporation duly organized and existing and in good standing under the laws of its state of organization; and

         2) That it has the requisite power and authority under the Articles of Incorporation, Code of Regulations, or other governing documents of FTAM ("GOVERNING DOCUMENTS"), and applicable law to enter into this Agreement; it has taken all requisite action necessary to contract with State Street; this Agreement has been duly executed and delivered by FTAM; and this Agreement constitutes a legal, valid and binding obligation of FTAM, enforceable in accordance with its terms.

         SECTION 2.2 STATE STREET REPRESENTATIONS AND WARRANTIES. State Street hereby represents, warrants and acknowledges to FTAM:

         1) That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

         2) That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by State Street; and this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

SECTION 3 DUTIES AND RESPONSIBILITIES OF THE PARTIES

         SECTION 3.1 DELIVERY OF ACCOUNTS AND RECORDS. FTAM will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly (the "Essential Records"). State Street may rely conclusively on the completeness and correctness of such accounts and records. If State Street requests any accounts and records from FTAM's prior service provider, other than Essential Records, and such additional accounts and records are reasonably available to State Street from other sources, State Street agrees to pay any charges of the prior service provider should State Street elect to request them from the prior service provider rather than an alternative source.

         SECTION 3.2 SERVICES. State Street shall provide FTAM those certain investment accounting services as the parties agree upon by mutual written agreement from time to time, under the direction of and as interpreted by FTAM, FTAM's or the Trust's accountants and/or other advisors. FTAM will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act. State Street will preserve such accounts and records during the term of this Agreement in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. FTAM will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to perform such services when such information is not readily available from generally accepted securities industry services or publications. State Street shall provide the office facilities and the personnel it determines are necessary and appropriate to perform the services contemplated herein.


         SECTION 3.3 ACCOUNTS AND RECORDS PROPERTY OF TRUST. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of the Trust, and will be made available to FTAM and/or the Trust for inspection or reproduction within a reasonable period of time, upon demand. Upon the reasonable request of FTAM or the Trust, State Street shall provide copies of any such records or accounts to FTAM or the Trust at the requestor's expense. State Street will assist the Trust's independent auditors, or upon the prior written approval of FTAM, or upon demand, any regulatory body, in any requested review of the Trust's accounts and records but FTAM will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from FTAM of the necessary information or Proper Instructions, State Street will supply information from the books and records it maintains for FTAM that FTAM may reasonably request for tax returns, questionnaires, periodic reports to shareholders, the information requested by the Trust's registered public accountants to express their opinions, and such other reports and information requests as FTAM and State Street may agree upon from time to time.

         SECTION 3.4 ADOPTION OF PROCEDURES. State Street and FTAM may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by FTAM, or FTAM's or the Trust's accountants or other advisors conflicts with or violates any requirements of the governing documents, prospectus, any applicable law, rule or regulation, or any order, decree or agreement by which FTAM and/or the Trust may be bound. FTAM will be responsible for notifying State Street of any changes in statutes, regulations, rules, requirements or policies (other than the 1940 Act and regulations promulgated thereunder) which may impact State Street responsibilities or procedures under this Agreement.

         SECTION 3.5 VALUATION OF ASSETS. State Street will value the Assets in accordance with FTAM's Proper Instructions utilizing the information sources designated by FTAM ("PRICING SOURCES") on the Price Source and Methodology Authorization Matrix, incorporated herein by this reference.

SECTION 4 PROPER INSTRUCTIONS. "PROPER INSTRUCTIONS", which may also be standing instructions, as used throughout this Agreement, shall mean instructions received by State Street from FTAM, or otherwise as authorized by FTAM. Such instructions may be in writing signed by the authorized person(s) or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the person or entity giving such instructions, provided that FTAM has followed any security procedures agreed to from time to time by FTAM and State Street. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. FTAM shall cause all oral instructions to be confirmed in writing. FTAM shall cause its duly authorized officer to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives Proper Instruction to the contrary. Unless such Proper Instructions delegating authority to any person to give Proper Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, State Street will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. If FTAM fails to provide State Street any such Proper Instructions naming designated representatives, any instructions received by State Street from a person reasonably believed to be an appropriate representative of FTAM will constitute valid Proper Instructions hereunder. The term "designated representative" may include FTAM's employees and agents, including investment managers and their employees. FTAM will provide upon State Street's request a certificate signed by an officer or designated representative of FTAM, as conclusive proof of any fact or matter required to be ascertained from FTAM hereunder. FTAM will also provide State Street Proper Instructions with respect to any matter concerning this Agreement requested by State Street. If State Street reasonably believes that it could not prudently act according to the Proper Instructions, or the instruction or advice of FTAM's and/or the Trust's accountants or counsel, it may in its discretion, communicate such belief to FTAM and refrain from acting in accordance therewith.

SECTION 5 LIMITATION OF LIABILITY OF STATE STREET. State Street shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but State Street is not responsible or liable for, and FTAM will indemnify and hold State Street harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees (including, without limitation, disbursements and the allocable cost of in-house counsel), payments and liabilities which may be asserted against or incurred by State Street or for which State Street may be held to be liable, provided that State Street has acted with reasonable care and in good faith, arising out of or attributable to:

         1) State Street's action or failure to act pursuant hereto; provided that State Street has acted in good faith and with reasonable care; and provided further, that in no event is State Street liable for consequential, special, or punitive damages;

         2) State Street's payment of money as requested by FTAM, or the taking of any action that might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates State Street to take any such action or expend its own monies except in its sole discretion;

         3) State Street's action or failure to act hereunder upon any Proper Instruction, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed, including any Proper Instructions, communications, data or other information received by State Street by means of the Systems, as defined in the Remote Access Services Agreement executed by the parties, or any electronic system of communication;

         4) State Street's action or failure to act in good faith reliance on the advice or opinion of counsel for the Trust (at the Trust's expense) or of its own counsel (at State Street's expense) with respect to questions or matters of law, or on the Proper Instruction, advice or statements of any officer or employee of FTAM, or FTAM's and/or the Trust's accountants or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted;

         5) Any error, omission, inaccuracy or other deficiency in any Portfolio's accounts and records or other information provided to State Street by or on behalf of FTAM or the Trust, including the accuracy of the prices quoted by the Pricing Sources, or the information supplied by FTAM to value the Assets, or the failure of FTAM to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder;

         6) FTAM's refusal or failure to comply with the terms hereof (including without limitation FTAM's failure to pay or reimburse State Street under Section 5 hereof), FTAM's negligence or willful misconduct, or the failure of any representation or warranty of FTAM hereunder to be and remain true and correct in all material respects at all times;

         7) Loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom State Street may deal, other than subsidiaries and affiliates of State Street; and

         8) The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

SECTION 6 COMPENSATION. In consideration for its services hereunder, FTAM will pay to State Street the compensation set forth in a separate fee schedule, incorporated herein by reference, to be agreed to in writing by FTAM and State Street from time to time, and, upon demand, reimbursement for State Street's reasonable out-of-pocket costs and expenses incurred by State Street in connection with the performance of services hereunder, such reimbursements to be made thirty (30) days from receipt of State Street's statements by FTAM. State Street agrees that all reimbursable travel expenses will be subject to a corporate travel policy designed to manage such expenses at a commercially reasonable level.

SECTION 7 TERM AND TERMINATION. The initial term of this Agreement is for a period of three (3) year (the "Initial Term"). Thereafter, either FTAM or State Street may terminate this Agreement on not less than sixty (60) days written notice. In addition, either party may terminate this Agreement with immediate effect at any time upon written notice if:

         1) The other party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or such party shall take any corporate action to authorize any of the preceding actions;

         2) The other party shall commit any material breach hereunder, which breach, although capable of remedy within sixty (60) days, has not been remedied by such party within sixty (60) days after receipt of written notice specifying the nature of the breach, provided that the parties shall have completed the escalation procedure described in that certain Service Level Agreement (Investment Accounting Services) between the parties of even date herewith (the ("SLA");

         3) The other party shall commit any material breach hereunder, which breach cannot be remedied with reasonable efforts within sixty (60) days after receipt of written notice specifying the nature of the breach; provided, that if within such sixty (60) day period the other party has commenced and is diligently pursuing efforts to remedy such breach, such party shall have a reasonable period of time in which to effect a remedy, provided that the parties shall have completed the escalation procedure described in the SLA;

         4) The other party shall commit any act of fraud or willful or intentional misconduct in the performance of its obligations hereunder; or

         5)       FTAM ceases serving as investment accountant to the Trust.

Upon termination hereof:

         1) FTAM will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

         2) FTAM will designate a successor (which may be FTAM) by Proper Instruction to State Street; and

         3) State Street will, upon payment of all sums due to State Street from FTAM hereunder or otherwise, deliver all accounts and records and other properties of the Trust to the successor, or, if none, to FTAM, at State Street's office.

Upon the termination of this Agreement for any reason, and provided that State Street and FTAM agree in writing upon the compensation to be paid by FTAM, for a period of up to six (6) months State Street will perform such services as the parties in good faith agree in writing are reasonably necessary to facilitate the orderly transfer of the functions, responsibilities, tasks and operations comprising the services provided by State Street hereunder to the successor service provider ("Services Transfer Assistance"). Notwithstanding the foregoing, State Street shall not be required to disclose any proprietary or confidential material to any successor service provider or other third party, nor shall it be required to obtain or develop any data not produced as part of the services hereunder. Services Transfer Assistance shall be in addition to the continued provision by State Street of the services hereunder. Notwithstanding anything contained in this Agreement to the contrary, the term of this Agreement and the fee schedule shall continue in full force and effect so long as State Street provides the Services Transfer Assistance. In the event of a termination by State Street due to FTAM's material breach of this Agreement, all compensation and reimbursable expenses of State Street shall be payable by FTAM in advance.

In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street's failure to deliver the same, State Street is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by FTAM within thirty (30) days after written demand.

SECTION 8 GENERAL

         SECTION 8.1 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation hereof, State Street and FTAM may from time to time agree on such provisions interpretive of or in addition to the provisions hereof as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the governing documents.

No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

         SECTION 8.2 ADDITIONAL PORTFOLIOS. In the event that the Trust establishes one or more additional series with respect to which FTAM desires to have State Street render services as sub-fund accountant under the terms hereof, FTAM shall so notify State Street in writing, and if State Street agrees to provide such services, such series shall become a Portfolio hereunder.

         SECTION 8.3 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

         SECTION 8.4 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between FTAM on behalf of the Trust and State Street relating to the recordkeeping of the Assets.

         SECTION 8.5 INSTRUCTIONS AND NOTICES. Any Proper Instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devises as provided in Section 4 hereof; or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day of receipt thereof). Each party hereto shall designate from time to time the person(s) and address(es) for Proper Instructions and other communications related to the daily operations. Proper Instructions and other communications related to this Agreement (including, but not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

To FTAM:

FIFTH THIRD ASSET MANAGEMENT, INC.
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Attention: Richard B. Ille
Telephone: 513.534.7583
Telecopy: 513.534.4312

To State Street:

STATE STREET BANK AND TRUST COMPANY
801 Pennsylvania Avenue
Kansas City, MO  64105
Attention: Vice President, Fifth Third Funds Services And Attention:
   Managing Counsel
Telephone: 816-871-4100
Telecopy: 816-871-9675

         SECTION 8.6 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         SECTION 8.7 [Intentionally Omitted]

         SECTION 8.8 ASSIGNMENT. Except as otherwise set forth herein, this Agreement may not be assigned by either party without the written consent of the other; however, this Agreement shall be binding on and shall inure to the benefit of State Street and FTAM and their respective successors and permitted assigns. State Street shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that State Street shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though State Street performed such duties itself.

         SECTION 8.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

         SECTION 8.10 SEVERABILITY. If any provision in this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

         SECTION 8.11 INSURANCE. State Street shall have in force and maintain adequate insurance protection to comply with the requirements of State Street's banking regulators to cover its duties and activities hereunder.

         SECTION 8.12 AMENDMENT. No amendment to this Agreement will be valid unless made in writing and executed by both parties hereto.

         SECTION 8.13 CONFIDENTIAL INFORMATION. State Street agrees to treat all Confidential Information communicated to it by FTAM in connection with the activities contemplated by this Agreement as confidential. "Confidential Information" shall mean all records and information in State Street's possession relating to the Trust and its shareholders and shareholder accounts. State Street will not use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if State Street is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of FTAM. Confidential Information will not include information which: (a) is or becomes available to the general public through no fault of State Street; (b) is independently developed by State Street ; or (c) is rightfully received by State Street from a third party without a duty of confidentiality. Notwithstanding the foregoing, FTAM acknowledges that State Street may provide access to and use of Confidential Information to State Street's employees, contractors, agents, professional advisors, auditors or persons performing similar functions who are bound by confidentiality agreements similar in scope. In addition, State Street may aggregate Trust data with similar data of other customers of State Street ("Aggregated Data") and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Trust data can be identified either directly or by inference or implication.

         SECTION 8.14 DISASTER RECOVERY. State Street shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of State Street in a manner and time frame consistent with legal, regulatory and business requirements applicable to State Street in its provision of services hereunder. In the event of any disaster which causes a business interruption, State Street shall act in good faith and take reasonable steps to minimize service interruptions.

         SECTION 8.15 SARBANES-OXLEY COMPLIANCE. Upon request of FTAM, State Street will provide to FTAM in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to State Street's performance of the services set forth in this Agreement and its internal controls related thereto. State Street reserves the right to amend and update its sub-certifications provided hereunder from time to time in order to address changing regulatory and industry developments.

                     [Rest of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

                           FIFTH THIRD ASSET MANAGEMENT, INC.

                           By:      /s/ E. Keith Wirtz
                                    ------------------
                           Name:    E. Keith Wirtz
                           Title:   President


                           STATE STREET BANK AND TRUST COMPANY

                           By:      /s/ Mark Nicholson
                                    ------------------
                           Name:    Mark Nicholson
                           Title:   Vice President

                                    EXHIBIT A

                                  List of Funds

Fifth Third Small Cap Growth Fund
Fifth Third Mid Cap Growth Fund
Fifth Third Quality Growth Fund
Fifth Third Large Cap Core Fund
Fifth Third Equity Index Fund
Fifth Third Balanced Fund
Fifth Third Micro Cap Value Fund
Fifth Third Small Cap Value Fund
Fifth Third Multi Cap Value Fund
Fifth Third Disciplined Large Cap Value Fund
Fifth Third Strategic Income Fund
Fifth Third Dividend Growth Fund
Fifth Third Technology Fund
Fifth Third International Equity Fund
Fifth Third LifeModel Aggressive FundSM
Fifth Third LifeModel Moderately Aggressive FundSM
Fifth Third LifeModel Moderate FundSM
Fifth Third LifeModel Moderately Conservative FundSM
Fifth Third LifeModel Conservative FundSM
Fifth Third High Yield Bond Fund
Fifth Third Bond Fund
Fifth Third Intermediate Bond Fund
Fifth Third Short Term Bond Fund
Fifth Third U.S. Government Bond Fund
Fifth Third Municipal Bond Fund
Fifth Third Intermediate Municipal Bond Fund
Fifth Third Ohio Municipal Bond Fund
Fifth Third Michigan Municipal Bond Fund
Fifth Third Prime Money Market Fund
Fifth Third Institutional Money Market Fund
Fifth Third Institutional Government Money Market Fund
Fifth Third Government Money Market Fund
Fifth Third U.S. Treasury Money Market Fund
Fifth Third Michigan Municipal Money Market Fund
Fifth Third Municipal Money Market Fund
Fifth Third Ohio Tax Exempt Money Market Fund